Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

NewsRelease

LYDALL ANNOUNCES FIRST QUARTER 2021 RESULTS;
STRONG DEMAND ACROSS THE BUSINESS DRIVES HEALTHY MARGIN EXPANSION

FINANCIAL HIGHLIGHTS* - Q1 2021

•Net sales of $227.1 million, up 13.3% compared to prior year on strong demand across all three segments; up 10.8% organically
•Gross margin and adjusted gross margin of 21.4%, up 220 bps
•Net income of $5.1 million or $0.28 per diluted share compared to loss per share of ($3.25) in Q1-2020; Adjusted earnings per diluted share of $0.35 compared to adjusted earnings per diluted share of $0.20
•EBITDA of $22.7 million or 10.0% of sales; Adjusted EBITDA up 22.0% to $24.4 million, or 10.7% of sales
•Total debt net of cash of $172.3 million, compared to $200.3 million at March 31, 2020; net debt leverage ratio of 2.4x

*Reconciliations of the Non-GAAP financial measures to Lydall’s GAAP financial results are included at the end of this release. See also “Use of Non-GAAP Financial Measures” below.

MANCHESTER, CT - APRIL 27, 2021 - LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2021.

“I’m thrilled to report that Lydall delivered another very strong quarter led by sales growth and sequential margin expansion in every business segment. We continue to execute on our strategic roadmap and leverage our strong product portfolio to deliver measurable results as we help our customers win.” said Sara A. Greenstein, President and Chief Executive Officer.

“Specialty filtration sales rose sharply as our new fine fiber meltblown production line in Rochester, New Hampshire began producing media at full capacity early in the quarter. This was complemented by strong demand for sealing solutions and specialty insulation products in our Performance Materials (“PM”) business,” commented Ms. Greenstein. PM specialty filtration sales grew 32.7% or $8.5 million, and sales of sealing and advanced solutions products were up 14.4%. “Incremental fine fiber meltblown capacity at Rochester and St. Rivalain, France remains on schedule for full production rates in early third quarter, which we expect to contribute to strong growth and further margin expansion for PM."

Elevated automotive demand continued globally, with parts sales in the Thermal Acoustical Solutions (“TAS”) segment growing 11.9% compared to last year, and 4.3% compared to the fourth quarter of 2020. “The TAS business eliminated COVID-related high cost temporary labor in our North American operations and continues to deliver sequential margin improvements.”

Lydall’s Technical Nonwovens (“TNW”) segment saw sales growth of 7.4%, led by strong growth in Canada and China. Favorable mix and productivity drove EBITDA margin expansion both year over year and sequentially.

Q1 2021 Consolidated Results

Net sales of $227.1 million increased by $26.6 million, or 13.3% compared to the first quarter of 2020. Consolidated sales were up 10.8% organically, led by 19.9% growth in PM on strong specialty filtration and sealing volumes, healthy growth of 8.1% in TAS on robust automotive demand, and growth of 1.8% in the TNW segment.

Operating income of $12.1 million improved by $67.7 million dollars from the first quarter 2020 operating loss of $55.6 million dollars, which included impairment charges of $61.1 million.

Consolidated adjusted EBITDA of $24.4 million was up $4.4 million or 22.0% from the first quarter of 2020. Adjusted EBITDA margin of 10.7% expanded 70 basis points from prior year and 230 basis points from fourth quarter 2020. This was led by strong margin gains in PM which delivered adjusted EBITDA margin of 26.5%, up sharply from prior year driven by favorable mix of specialty filtration products and higher volume of sealing sales. Continued operational improvements in North America were the primary driver of sequential EBITDA margin expansion of 290 basis points in TAS, while TNW volume and mix led to sequential EBITDA margin expansion of 170 basis points.

Randall B. Gonzales, Chief Financial Officer, commented, “PM continues to perform in line with our expectations fueled by strong, profitable growth of specialty filtration volumes, and effectively leveraging fixed costs as sealing and specialty insulation volumes accelerate. Lydall’s focus on reshaping our portfolio to meet our customer’s diverse needs, combined with a commitment to operational excellence, are key components to delivering healthy margin expansion and strong cash flows.”

Liquidity

Net cash provided by operations in the first quarter was $0.2 million driven by higher net income, offset by higher working capital which increased primarily due to higher sales. At March 31, 2021, the Company’s total debt was $261.0 million, or $172.3 million net of $88.7 million of cash, including $9.5 million of debt repayment in the first quarter. Net debt decreased by $28.1 million and net debt leverage ratio of 2.4x improved 0.1 turns compared to the same period in 2020.

Strong financial performance enabled Lydall to take advantage of favorable credit markets and to execute a new credit facility in April, extending the maturity to 2026, and modifying pricing which the Company expects will result in approximately $4 million of interest expense savings in 2021. The Company also announced a $30 million share repurchase program. Mr. Gonzales commented, “Lydall’s execution has proven that we have the right strategy to deliver profitable growth and sustainable cash flow, enabling us to not only invest in high return organic projects, but also manage our debt and return capital to shareholders.”

Outlook

Ms. Greenstein commented, “Our strategy is delivering results. As we focus on the Grow and Differentiate phase, we see continued robust demand in 2021 across all of the key end markets that leverage Lydall’s diverse product portfolio. In addition, our strong innovation pipeline addresses the megatrends driving the post-pandemic global economic rebound. Specialty filtration solutions that address enhanced indoor air quality requirements will accelerate with the completion of Lydall’s innovation focused Filtration Center of Excellence. Stricter industrial emission regulations will drive continued demand for higher performance outdoor air quality solutions. Demand for high performance sealing solutions across a myriad of end use applications and ultra-low temperature insulation for cryogenic applications remain robust. Recent announcements related to domestic infrastructure investment are expected to benefit our geosynthetics business, while accelerated EV adoption leverages Lydall’s deep OEM customer partnerships and engineering expertise in vehicle light-weighting, thermal management, and acoustical abatement products.

“Our focus on One Lydall initiatives and bias for quick, decisive, and data driven actions have enabled Lydall to deliver strong first quarter results even in light of the pandemic and significant global supply chain disruptions.” Ms. Greenstein concluded, “We are confident that these hard-won gains on operational excellence, cost flexibility, cash discipline, and relentless customer focus will continue going forward, positioning Lydall to deliver superior results in 2021.”

Conference Call

Lydall will host a conference call on April 28, 2021 at 10:00 a.m. Eastern Time to discuss results for its first quarter ended March 31, 2021 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations Section. A recording of the call will be available from 12:00 p.m. Eastern Time on April 28, 2021 through 11:59 p.m. Eastern Time on May 5, 2021 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, access code 10154794. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, consolidated and segment EBITDA and adjusted EBITDA. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Adjusted segment EBITDA is used as a basis to internally evaluate the financial performance of the Company's segments because the Company believes it reflects current core operating performance and provides an indicator of the segment's ability to generate cash. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact, including statements about the outlook for 2021, the expected impact of the coronavirus pandemic (COVID-19) on the Company's businesses, and optimizing profit and cash flow generation may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by the Company in the execution of restructuring programs, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, disruptions in the Company's businesses from the coronavirus pandemic (COVID-19), cyber-security vulnerabilities, foreign currency volatility, swings in consumer confidence and spending, raw material pricing and supply issues, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Lydall’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2020.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Headquartered in Manchester, Connecticut with global manufacturing operations, Lydall delivers value-added engineered materials and specialty filtration solutions that promote a cleaner, quieter and safer world. We partner with our customers to develop bespoke, high-performing and efficient solutions that are adaptable and scalable to meet their needs. Lydall is a New York Stock Exchange-listed company. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

For further information:
Media:	Investors:
Danielle Orsino	Brendan Moynihan
Vice President, Investor Relations
Telephone 949-365-6609	Telephone 860-646-1233
Facsimile 860-646-4917
danielle@dynamisadvisors.com	info@lydall.com
www.lydall.com
-More-

Summary of Operations
In thousands except per share data
(Unaudited)

	For the Three Months Ended
	March 31,
	2021	2020

Net sales	$227,099	$200,527
Cost of sales	178,550	161,959
Gross profit	48,549	38,568

Selling, product development and administrative expenses	35,633	33,027
Impairment of goodwill and other long-lived assets	—	61,109
Restructuring expenses	777	—
Operating income (loss)	12,139	(55,568)

(Gain) loss on the sale of a business	698	—
Employee benefit plans settlement expenses	—	385
Interest expense	3,448	2,857
Other (income) expense, net	86	(418)
Income (loss) before income taxes	7,907	(58,392)

Income tax expense (benefit)	2,821	(2,015)
(Income) loss from equity method investment	(8)	44
Net income (loss)	$5,094	$(56,421)

Earnings (loss) per share:
Basic	$0.29	$(3.25)
Diluted	$0.28	$(3.25)

Weighted average number of common shares outstanding	17,545	17,336
Weighted average number of common shares and equivalents outstanding	17,888	17,336

Summary of Segment Information
and Corporate Office Expenses
In thousands
(Unaudited)
	For the Three Months Ended
	March 31,
	2021	2020
Net Sales
Performance Materials Segment (1),(2)	$79,333	$65,220
Technical Nonwovens Segment (2)	61,675	57,403
Thermal Acoustical Solutions	91,044	83,761
Eliminations and Other (2)	(4,953)	(5,857)
Consolidated Net Sales	$227,099	$200,527

Operating Income (Loss)
Performance Materials Segment (1),(3)	$15,296	$(56,941)
Technical Nonwovens Segment (4)	5,104	3,813
Thermal Acoustical Solutions	1,674	5,628
Corporate Office Expenses	(9,935)	(8,068)
Consolidated Operating Income (Loss)	$12,139	$(55,568)

(1)The Performance Materials segment reports the results of the facility in German that the Company sold on March 11, 2021.
(2)Included in the Performance Materials segment, Technical Nonwovens segment, and Eliminations and Other is the following:
•Technical Nonwovens segment intercompany sales of $3.9 million and $5.0 million to the Thermal Acoustical Solutions segment for the three-month periods ended March 31, 2021 and 2020, respectively.
•Performance Materials segment intercompany sales of $1.0 million and $0.9 million to the Thermal Acoustical Solutions segment for the three-month periods ended March 31, 2021 and 2020, respectively.
(3)Included in the operating results within the Performance Materials segment are the following:
•$61.1 million of impairment charges related to goodwill and other long-lived assets for the three-month period ended March 31, 2020.
•$3.0 million and $4.0 million of intangible assets amortization for the three-month periods ended March 31, 2021 and 2020, respectively.
(4)Included in the Technical Nonwovens segment is the following:
•$1.1 million and $1.2 million of intangible assets amortization for the three-month periods ended March 31, 2021 and 2020, respectively.

Financial Position
In thousands except ratio data
(Unaudited)
	March 31, 2021	December 31, 2020

Cash and cash equivalents	$88,717	$102,176
Working capital	$168,079	$161,763
Total debt	$260,991	$270,438
Stockholders' equity	$264,550	$257,696
Total capitalization	$525,541	$528,134
Total debt to total capitalization	49.7%	51.2%

Cash Flows
In thousands	For the Three Months Ended
(Unaudited)	March 31,
	2021	2020

Net cash provided by (used for) operating activities	$220	$26,741
Net cash provided by (used for) investing activities	$(9,455)	$(7,499)
Net cash provided by (used for) financing activities	$(4,501)	$18,375
Depreciation and amortization	$11,366	$12,152
Capital expenditures	$(8,119)	$(9,157)

Common Stock Data
	For the Three Months ended March 31,
	2021	2020

High	$42.06	$22.93
Low	$28.03	$4.79
Close	$33.74	$6.46
During the first quarter of 2021, 6,500,642 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following tables address the non-GAAP measures used in this press release and reconcile the non-GAAP measures to the most directly comparable GAAP measures:

	For the Three Months Ended March 31,
In thousands	2021	2020

Net sales, as reported	$227,099	$200,527
Net sales, adjusted	$227,099	$200,527

Gross profit, as reported	$48,549	$38,568
Gross profit, adjusted	$48,549	$38,568

Gross margin, as reported	21.4%	19.2%
Gross margin, adjusted	21.4%	19.2%

Operating income (loss), as reported	$12,139	$(55,568)
Strategic initiatives expenses	150	1,908
Impairment of goodwill and long-lived assets	—	61,109
PM restructuring expenses	777	—
Operating income (loss), adjusted	$13,066	$7,449

Operating margin, as reported	5.3%	(27.7)%
Operating margin, adjusted	5.8%	3.7%

Diluted earnings (loss) per share, as reported	$0.28	$(3.25)
Strategic initiatives expenses	0.01	0.11
Impairment of goodwill and long-lived assets	—	3.52
PM restructuring expenses	0.04	—
Employee benefit plans settlement expenses	—	0.02
(Gain) loss on the sale of a business	0.04	—
Tax effect of above adjustments	(0.02)	(0.20)
Diluted earnings (loss) per share, adjusted	$0.35	$0.20

This press release reports adjusted results for the three-month periods ended March 31, 2021 and 2020, which excludes strategic initiatives expenses, restructuring expenses in the Performance Materials segment, impairment charges in the Performance Materials segment, employee benefit plans settlement expenses, and loss on the sale of a business.

CONSOLIDATED AND SEGMENT EBITDA/ADJUSTED EBITDA
In thousands except ratio data
(Unaudited)

The following tables report consolidated and segment earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA for the three-month periods ended March 31, 2021 and 2020. The Company uses segment operating income (loss) for the purpose of calculating segment EBITDA and adjusted EBITDA. Adjusted EBITDA excludes strategic initiatives expenses, restructuring expenses, non-cash impairment charges, employee benefit plans settlement expenses, and loss on the sale of a business.

	For the Three Months Ended March 31, 2021
	Segments
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Total	Corporate Office	Consolidated Lydall

Net income (loss)						$5,094
(Gain) loss on the sale of a business						698
Interest expense						3,448
Income tax expense (benefit)						2,821
Other (income) expense, net						86
(Income) loss from equity method investment						(8)
Operating income (loss)	$15,296	$5,104	$1,674	$22,074	$(9,935)	$12,139
Depreciation and amortization	4,966	3,189	3,102	11,257	109	11,366
(Gain) loss on the sale of a business	—	—	—	—	698	698
Other (income) expense, net	—	—	—	—	86	86
(Income) loss from equity method investment	—	(8)	—	(8)	—	(8)
EBITDA	$20,262	$8,301	$4,776	$33,339	$(10,610)	$22,729
% of net sales	25.5%	13.5%	5.2%	14.4%		10.0%

Strategic initiatives expenses	$—	$—	$—	$—	$150	$150
PM restructuring expenses	745	—	—	745	32	777
(Gain) loss on the sale of a business	—	—	—	—	698	698
EBITDA, adjusted	$21,007	$8,301	$4,776	$34,084	$(9,730)	$24,354
% of net sales	26.5%	13.5%	5.2%	14.7%		10.7%

	For the Three Months Ended March 31, 2020
	Segments
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Total	Corporate Office	Consolidated Lydall

Net income (loss)						$(56,421)
Employee benefits plans settlement expense						385
Interest expense						2,857
Income tax expense (benefit)						(2,015)
Other (income) expense, net						(418)
(Income) loss from equity method investment						44
Operating income (loss)	$(56,941)	$3,813	$5,628	$(47,500)	$(8,068)	$(55,568)
Depreciation and amortization	6,255	3,038	2,717	12,010	135	12,145
Employee benefits plans settlement expense	—	—	—	—	385	385
Other (income) expense, net	—	—	—	—	(418)	(418)
(Income) loss from equity method investment	—	44	—	44	—	44
EBITDA	$(50,686)	$6,807	$8,345	$(35,534)	$(7,900)	$(43,434)
% of net sales	(77.7)%	11.9%	10.0%	(17.2)%		(21.7)%

Strategic initiatives expenses	$—	$—	$—	$—	$1,908	$1,908
Impairment of goodwill and long-lived assets	61,109	—	—	61,109	—	61,109
Employee benefit plans settlement expense	—	—	—	—	385	385
EBITDA, adjusted	$10,423	$6,807	$8,345	$25,575	$(5,607)	$19,968
% of net sales	16.0%	11.9%	10.0%	12.4%		10.0%

Organic Sales
(Unaudited)

	For the Three Months Ended March 31, 2021
	Performance Materials	Technical Nonwovens	Thermal Acoustical Solutions	Consolidated
Sales growth, as reported	21.6%	7.4%	8.7%	13.3%
Acquisitions and divestitures	(0.9)%	—%	—%	(0.3)%
Change in tooling sales	—%	—%	(2.4)%	(1.0)%
Foreign currency translation	2.6%	5.6%	3.0%	3.8%
Organic sales growth	19.9%	1.8%	8.1%	10.8%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired and divested businesses (2) the impact of foreign currency translation and (3) tooling sales, net of foreign currency. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.